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                                                                   EXHIBIT 8.1

                    [KOHRMAN JACKSON & KRANTZ LETTERHEAD]




September 12, 2002


Hawk Corporation
Suite 30-5000
200 Public Square
Cleveland, Ohio  44114

Gentlemen:

     We have acted as counsel for Hawk Corporation, a Delaware corporation ("Hawk"), and the domestic subsidiaries of Hawk listed on EXHIBIT A attached hereto (the "Guarantors" and, together with Hawk, the "Company"), in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to (i) the exchange by the Company of up to $65,000,000 aggregate principal amount of its outstanding 10 1/4% Senior Notes due 2003 and Series B 10 1/4% Senior Notes due 2003 (collectively, the "Old Notes") for $66,665,950 aggregate principal amount of its 12% Senior Notes due 2006 (the "New Notes") and (ii) the unconditional guarantees of the New Notes by the Guarantors (the "New Guarantees"), each as described in the Registration Statement. We are furnishing this opinion to you in accordance with the requirements of Section 601(b)(8) of Regulation S-K under the Securities Act. Capitalized terms used herein without definition shall have the meanings assigned to them in the Registration Statement.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the indenture that governs the Old Notes (as amended and supplemented from time to time, the "Old Indenture"), the Old Notes and the form of the indenture that will govern the New Notes (the "New Indenture") and form of New Note that are being filed with the Commission as exhibits to the Registration Statement (collectively, the "Documents").

     In rendering the opinions set forth below, we have assumed the following:
(a) the authenticity of all Documents submitted to us as originals; (b) the conformity of any documents submitted to us as copies to their respective originals; (c) the authenticity of all signatures (other than those of officers and directors of the Company) of the persons executing the Documents and the documents and instruments executed pursuant to the terms thereof; (d) the legal capacity of all natural persons; (e) that the Old Notes were duly executed, authenticated, issued and delivered by the trustee of the Old Notes as provided for in the Old Indenture; and (f) the due execution, authentication, issuance and delivery by the trustee of New Notes in exchange for Old Notes as provided for in the New Indenture and the Registration Statement.




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KOHRMAN JACKSON & KRANTZ P.L.L.

Hawk Corporation
September 12, 2002
Page 2


     In opining herein, we have made no independent investigation of the applicable facts other than a review of information in our files.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, under existing law:

     1. The exchange of Old Notes for New Notes pursuant to the Exchange Offer should be treated as an "exchange" for federal income tax purposes because the New Notes differ materially in kind or extent from the Old Notes. As a result, a U.S. Holder who exchanges Old Notes for the New Notes pursuant to the exchange offer will realize gain or loss equal to the difference between the amount realized by the U.S. Holder on the exchange and the U.S. Holder's adjusted basis in the Old Notes.

     2. The proper treatment of the consent payments is unclear, although Hawk will treat the payments as additional consideration received by U.S. Holders in exchange for their Old Notes.

     3. Although the matter is not entirely free from doubt, the adoption of the proposed amendments to the Old Indenture should not cause Non-Tendering U.S. Holders to be deemed to have exchanged the Old Notes for "deemed new" notes as the proposed amendments to the Old Indenture should be viewed as modifications that (a) add, delete or alter customary accounting or financial covenants and
(b) while eliminating guarantees, do not result in a "change in payment expectations." Accordingly, the proposed amendments to the Old Indenture should not constitute a significant modification of the Old Notes, and Non-Tendering U.S. Holders of the Old Notes should not realize any gain or loss with respect to the adoption of the amendments to the Old Indenture.

     We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of result.

     The legal opinions set forth herein are limited to United States federal income tax law. We express no opinion as to the effect of any other applicable law.

     We bring to your attention that Byron S. Krantz, a partner of this firm, is a stockholder, a director and the Secretary of Hawk and a director and the Secretary of each of the Guarantors, that Marc C. Krantz, a partner of this firm, is an Assistant Secretary of Hawk and each of the Guarantors, and that other partners and employees of this firm may from time to time be stockholders of Hawk.

     The opinions set forth herein are solely for the use and benefit of the addressee hereof in connection with the Exchange Offer upon the understanding that we are not hereby assuming any professional responsibility to any other person whatsoever and that the opinions are not to be quoted in whole or in part or otherwise referred to in any documents or instruments, or relied upon



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KOHRMAN JACKSON & KRANTZ P.L.L.

Hawk Corporation
September 12, 2002
Page 3


by any other person or entity, without our prior written consent. The information set forth herein is as of the date of this opinion letter, and we disclaim any undertaking to advise you of any changes that hereafter may be brought to our attention.

     We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus and consent solicitation statement included therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                           Sincerely,

                                           KOHRMAN JACKSON & KRANTZ P.L.L.


                                           By: /s/ Kevin T. O'Connor
                                               ---------------------------------
                                               Kevin T. O'Connor, a partner





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                                    EXHIBIT A

                    Domestic Subsidiaries of Hawk Corporation
                    -----------------------------------------


                           Allegheny Clearfield, Inc.
                              Friction Products Co.
                                 Hawk MIM, Inc.
                                Hawk Motors, Inc.
                      Hawk Precision Components Group, Inc.
                                  Helsel, Inc.
                           Logan Metal Stampings, Inc.
                           Net Shape Technologies LLC
                         Quarter Master Industries, Inc.
                              Sinterloy Corporation
                               S.K. Wellman Corp.
                           S.K. Wellman Holdings, Inc.
                          Tex Racing Enterprises, Inc.